THE CLOROX COMPANY
SUPPLEMENTAL
EXECUTIVE
RETIREMENT PLAN
RESTATED
EFFECTIVE
JANUARY 1, 2005
Last Revised: August 13, 2009

August 13, 2009

PURPOSE OF THE PLAN

The purpose of The Clorox Company Supplemental Executive Retirement Plan (the “Plan”) is to provide retirement benefits for certain executives of The Clorox Company, a Delaware corporation (the “Company”) in addition to the retirement benefits provided generally to all Company salaried employees. These supplemental benefits are intended to provide greater retirement security for those executives and to aid in attracting and retaining future executives.

ARTICLE I
DEFINITIONS

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context.

1.1

“Accrued Benefit” means the benefit of a Participant calculated under Article II at the time of the Participant’s Separation from Service, or for Participants who have not Separated from Service, at the time of their assumed Separation from Service. In the latter case, the benefit will be based upon the following as of their assumed Separation from Service: (a) Compensation, (b) total years and completed months of service, (c) any vested accrued benefit from a Company sponsored Defined Benefits Plan, (d) the monthly benefit which could be provided based on the actuarially determined annuity value of the Participant’s vested Company contributions account under any Company sponsored Defined Contribution Plan, and (e) any monthly primary insurance benefit to which the Participant may be entitled under the Social Security Act

1.2	“Board of Directors” means the board of directors of the Company as from time to time constituted.

1.3	“Change in Control” means:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 50% of either the total fair market value or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) during a 12 month period ending on the date of the most recent acquisition by such Person, 30% of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason within any period of 12 months to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)

Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

Notwithstanding any other provision in this Section 1.3, any transaction defined in Section 1.3(a) through (c) above that does not constitute a "change in the ownership or effective control" of the Company, or "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change in Control.

1.4	“Code” means the Internal Revenue Service of 1986, as amended.

1.5	“Committee” means the Management Development and Compensation Committee of the Board of Directors.

1.6	“Company” means The Clorox Company.

1.7

“Compensation” means the total of annual base salary plus the Annual Incentive Plan Compensation and/or Executive Incentive Compensation awarded to a Participant and in each case includes amounts the receipt of which the Participant has elected to defer or to take in the form of restricted stock or a stock option. For purposes of the calculation of benefits in Sections 2.3 and 2.5, the total of the Participant’s three highest Annual Incentive Plan Compensation and/or Executive Incentive Compensation (referred to collectively as “Incentive Compensation”) awards will be apportioned evenly over the 36 consecutive months of highest base salary. If a Participant receives a pro-rated Incentive Compensation award because of Separation from Service other than at the end of the Company’s fiscal year, (a) that pro-rated amount shall be divided by the number of months the Participant was employed during the fiscal year and (b) the Participant’s third highest Incentive Compensation award shall be divided by 12. If the result of (a) above is greater than the result of (b) above, one of the Participant’s three highest Incentive Compensation awards for purposes of this paragraph shall be deemed to be the Participant’s final year pro-rated Incentive Compensation award plus the amount determined in (b) above multiplied by the result of subtracting from 12 the number of months Participant was employed by the Company during his or her final year of employment.

1.8

“Defined Benefit Plan” means a plan, fund or program under which an employer undertakes systematically for the payment of definitely determinable benefits to its employees over a period of years after retirement. The benefit an employee will receive upon retirement can be determined from a formula defined in the plan instrument.

1.9

“Defined Contribution Plan” means a plan which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant’s account, and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account. Beginning July 1, 1994 “Defined Contribution Plan” shall include NonQualified Deferred Compensation Plans which a) restore amounts for a Participant’s benefit which cannot be contributed to a defined benefit or contribution plan deemed qualified under the Internal Revenue Code, or b) account for annual distributions, whether deferred or received in cash, made from a Defined Contribution Plan rather than credited to the Participant’s account in such plan.

1.10

“Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company's insurance plans.

1.11	“Effective Date” means July 1, 1981.

1.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13	“Executive” means a member of the Clorox Leadership Committee as of May 2007, for so long as such person continues to be a Grade Level 32 or above at the Company.

1.14	“Identification Date” means each December 31.

1.15	“Married Participant” means a Participant who is lawfully married on the date Retirement Benefits become payable pursuant to Article II (Retirement Benefits).

1.16

“Participant” means any Executive who becomes a Participant pursuant to Section 2.1 (Participation), or a former employee who has become entitled to a Normal or Early Retirement Benefit pursuant to the Plan.

1.17	“Retirement Benefit” means the retirement income provided to Participants and their joint annuitants in accordance with the applicable provisions of Article II (Retirement Benefits).

1.18	“Separation from Service” means termination of employment with the Company, other than by reason of death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding thirty-six months of employment with the Company (or if employed by the Company less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Company is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding thirty-six months of employment with the Company (or if employed by the Company less than three years, such lesser period.

1.19	“Specified Employee” means a Participant who, on an Identification Date, is:

(a)

An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;

(b) A five percent owner of the Company, regardless of compensation; or

(c) A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

Words importing males shall be construed to include females wherever appropriate.

ARTICLE II. RETIREMENT BENEFITS

2.1

Participation

Persons eligible to accrue benefits under the Plan are Executives or former employees who have become entitled to a Normal or Early Retirement Benefit pursuant to the Plan. From time to time, the Committee may designate additional employees as Plan Participants. A Participant who is an Executive of the Company and who is removed from office or is not reappointed as an Executive, or who is not an Executive and who voluntarily or involuntarily Separates from Service, will thereupon cease to be a Participant and will have no vested interest in the Plan unless he is entitled to a Normal or Early Retirement Benefit pursuant to this Article II.

2.2

Normal Retirement Date

A Participant who Separates from Service on or after age sixty-five with ten or more years of employment with the Company will receive a Normal Retirement Benefit beginning on the first day of the month following his Separation from Service. Such date will be the Participant’s Normal Retirement Date.

2.3

Normal Retirement Benefit

The Normal Retirement Benefit payable to a Participant will be equal to 3-2/3% of the monthly average of the Participant’s Compensation during the thirty-six (36) consecutive months of employment producing the highest such average, times the Participant’s total years and completed months of employment with the Company as of his Separation from Service, to a maximum of 15 years, offset by:

(a)

the monthly benefit payable under a 50% joint and survivor annuity form for a Married Participant or an annuity payable for the life of a single Participant, which would be provided to the Participant on his Normal Retirement Date (i) by Company contributions under any Company sponsored Defined Benefit Plan plus (ii) the monthly benefit which could be provided based on the actuarially determined annuity value of his vested Company contributions account under any Company sponsored Defined Contribution Plan, plus

	(b)	the monthly primary insurance benefit to which the Participant may be entitled under the Social Security Act of 1935, as amended, as of his Normal Retirement Date.

For purposes of this Section 2.3, Company contributions shall not include voluntary reductions of compensation under the provisions of a Company sponsored Defined Contribution Plan. Company matching contributions under such a plan shall be considered Company contributions.

2.4

Early Retirement Date

A Participant who Separates from Service on or after age fifty-five with ten or more years of employment with the Company will receive an Early Retirement Benefit beginning on the first day of the month following his Separation from Service. The date of the commencement of the Early Retirement Benefit will be the Participant’s Early Retirement Date.

2.5

Early Retirement Benefit

The Early Retirement Benefit payable to a Participant on his Early Retirement Date will be calculated in the same manner as the Normal Retirement Benefit in Section 2.3 except that:

(a)

Before deducting the offsets provided in Section 2.3(a) and (b), the benefit derived by the calculation in the first paragraph of Section 2.3 shall be reduced to reflect the Participant’s retirement before his Normal Retirement Date. This reduction will be one quarter of one percent (0.25%) for each month that the Participant’s Early Retirement Date precedes his Normal Retirement Date.

(b)

In calculating the offset described in Section 2.3(a) and (b), the reference to “Normal Retirement Date” shall be changed to “Early Retirement Date.” If the Early Retirement Date is prior to the Participant’s attainment of age 62, then the monthly primary insurance benefit payable at age 62 shall be multiplied by the appropriate factor from the table below:

If the Participant’s Age on the Early Retirement Date is not an integral age, the factors above shall be interpolated to reflect the age in years and months. If the Participant is 62 or older on his/her Early Retirement Date, the offset shall be the actual monthly primary insurance benefit to which the Participant is entitled under the Social Security Act as of that date.

2.6	Form of Payment

A Participant’s Normal or Early Retirement Benefit will be paid to him monthly beginning on his Normal or Early Retirement Date and ending with the payment due for the month in which his death occurs. If the spouse of a Participant who is receiving a Retirement Benefit survives the Participant, monthly payments equal to 50% of the monthly amount payable to the Participant will continue to such spouse ending with the payment due for the month in which such spouse’s death occurs.

2.7	Delayed Distribution to Specified Employees

Notwithstanding any other provision of this Article II to the contrary, any payment of a Normal or Early Retirement Benefit scheduled to be made on or after January 1, 2005 to a Participant who is identified as a Specified Employee on the date of his Separation from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Article II during such six-month period shall be made without interest as soon as administratively practicable, but no later than 90 days after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Specified Employee shall be made by the Committee in its sole discretion in accordance with Section 1.15 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

2.8	Termination other than Early or Normal Retirement

A Participant who voluntarily or involuntarily Separates from Service and who does not meet the requirements for an Early or Normal Retirement Benefit will not be entitled to a benefit under the Plan.

2.9	Pre-Retirement Death Benefit

The surviving spouse of a Participant with ten or more years of employment with the Company who dies before he has begun receiving a Normal or Early Retirement Benefit shall be entitled to receive a Pre-Retirement Death Benefit. The Pre-Retirement Death Benefit shall be one-half of a 50% joint and survivor annuity form of the Early or Normal Retirement Benefit the Participant would have received had he elected to begin receiving a Retirement Benefit on the first day of the month following his death. If the Participant’s death occurs before he has attained the age at which he could elect to receive an Early Retirement Benefit, the Pre-Retirement Death Benefit will commence on the first day of the month following the date upon which the Participant would have attained that age had he survived; provided, however, that if the surviving spouse dies before that date, there shall be no Pre-Retirement Death Benefit available to any survivors of the Participant or his spouse.

2.10	Disability

A Participant who becomes Disabled prior to his Normal Retirement Date and who prior to becoming Disabled has ten or more years of employment with the Company shall be eligible for a Disability Benefit under the Plan. During the period the Participant is Disabled and prior to attaining age 65, the Participant shall continue to be credited with years and months of employment with the Company even if the Participant Separates from Service prior to his Normal Retirement Date. Upon attaining age 65, the Disabled Participant shall receive his Disability Benefit which is an amount equal to his Normal Retirement Benefit calculated and paid in accordance with Sections 2.2 and 2.3 as if the Participant Separated from Service on his 65th birthday.

2.11	Prohibition on Acceleration.

Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

ARTICLE III.
MISCELLANEOUS PROVISIONS

3.1	Plan Administration

The Committee shall have the power and the duty to take all action and to make all decisions necessary and proper to carry out the Plan. Without limiting the generality of the foregoing, the Committee hereby designates the Employee Benefits Committee of the Company to control and manage the operation and administration of the Plan. The Committee shall have the authority to allocate among themselves or to the Employee Benefits Committee or to delegate to any other person, any administrative responsibility with respect to the Plan.

3.2	Amendment, Suspension and Plan Termination

	(a)	Except by the written consent of 75% of Plan Participants actually or potentially affected thereby and the approval of the Board of Directors or the Committee, the Plan may not be amended in any way which would reduce the benefits payable hereunder or reduce or eliminate the funding provided for in Article IV until the first regularly scheduled meeting of the Board of Directors held after June 30, 2011.

	(b)	The Board of Directors or the Committee, without the consent of the Plan Participants, may amend the Plan to improve or increase the benefits payable hereunder at any time.

	(c)	With the written consent of 75% of Plan Participants actually or potentially affected thereby, or at any time on or after the first regularly scheduled meeting of the Board of Directors held after June 30, 2011, the Board of Directors or the Committee may suspend the Plan. Upon such suspension, no new benefits will accrue under the Plan and distributions from the Plan shall be made pursuant to Article II of the Plan.

(d)

On or after the first regularly scheduled meeting of the Board of Directors held after June 30, 2011, the Board of Directors or the Committee may terminate the Plan at any time and in the Board of Directors’ or the Committee’s discretion the Participants’ Accrued Benefits may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Article II of the Plan, if earlier. In addition to the foregoing, the Board of Directors or the Committee may distribute a Participant’s Accrued Benefit in the form of a single lump sum payment if the present value of the Participant’s Accrued Benefit is less than $30,000 adjusted annually beginning July 1, 2004 for changes in the Consumer Price Index. If the Plan is terminated and Accrued Benefits are distributed, the Company shall terminate all non-account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new non-account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(e)	On or after the first regularly scheduled meeting of the Board of Directors held after June 30, 2011, the Board of Directors or the Committee may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Participants’ Accrued Benefits are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accrued Benefits is administratively practicable.

3.3	Assignment of Benefits

A Participant may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge or encumber any benefits to which he is or may become entitled to under the Plan nor may the same be subject to attachment or garnishment by any creditor of a Participant. Notwithstanding the foregoing, the procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent pertinent. Amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order; provided, however, that no portion of the Participant’s benefit under the Plan may be awarded to an alternate payee until the Participant’s benefit is an Accrued Benefit.

3.4	Not An Employment Agreement

Nothing in the establishment of the Plan is to be construed as giving any Participant the right to be retained in the employ of the Company.

3.5	Change in Control

In the event that the Company shall, pursuant to action by its Board of Directors, at any time propose a Change in Control and provision is not made pursuant to the terms of such transaction for the continuation of the Plan by the surviving, resulting or acquiring corporation or for the substitution of a comparable plan hereto, the provisions of this Plan shall remain in effect.

3.6	Claims and Review Procedure

	(a)	Any Participant or his beneficiary who has questions or concerns about his benefits under the Plan is encouraged to communicate with the Committee. If this discussion does not give the Participant or his beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 3.6.

	(b)	A Participant or his beneficiary may make a written request for review of any matter concerning his benefits under this Plan. The claim must be addressed to The Clorox Company Supplemental Executive Retirement Plan, 1221 Broadway, Oakland, California 94612-1888. The Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

	(c)	If the Committee denies a request in whole or in part, it shall provide the person making the request with written notice of the denial within the period specified in paragraph (b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)	Decision on Appeal.

	(i)	A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to: The Clorox Company Supplemental Executive Retirement Plan, 1221 Broadway, Oakland, California 94612-1888. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(ii)	The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

(iii)	The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.

(iv)	If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(v) The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e) No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (b) above, has been notified that the claim is denied in accordance with paragraph (c) above, has filed a written request for a review of the claim in accordance with paragraph (d) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (d) above; provided, however, that an action for benefits may be brought after the Committee has failed to act on the claim within the time prescribed in paragraph (b) and paragraph (d), respectively.

3.7	Unfunded Status

The Plan is intended to be a plan that is unfunded and that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA. The Plan also is intended to comply with the requirements of Section 409A of the Code.

ARTICLE IV.
FUNDING

4.1	Establishment of Irrevocable Trust

The Company shall establish an irrevocable trust of which the Company is the owner for federal income tax purposes (within the meaning of Sections 671 through 677 of the Internal Revenue Code of 1986) (the “Trust”) and fund the Trust as hereinafter provided in order to provide a source from which to satisfy the Company’s obligations to Participants under this Plan.

4.2	Amount of Funding

The Company shall make such contributions to the Trust as the Board of Directors or the Committee from time to time determines appropriate.

4.3	Actuarial Assumptions and Method

The Plan’s actuary shall use the assumptions and methods set forth in Schedule A, as amended from time to time, when advising the Board of Directors or the Committee with regard to contributions to the Trust. In accordance with Section 3.1, the Committee has delegated to the Company's Employee Benefits Committee the full power and authority to amend Schedule A from time to time.

SCHEDULE A

ACTUARIAL ASSUMPTIONS AND METHOD

(a)	Mortality:

RP2000 Combined Healthy Participant Mortality Table for periods after benefits have commenced, or are assumed to have commenced. No mortality will be assumed prior to the assumed retirement age for benefits not yet in payment status.

(b)	Return on Investment:

Assets are assumed to earn, the liabilities are discounted at, eight percent (8%) per year.

(c)	Assumed Retirement Age:

For Participants whose benefits are not in payment status as of July 1 of each year, the Assumed Retirement Age will be age 62 (or their current age if older) with 10 years of service. For beneficiaries, the Assumed Retirement Age is the beneficiary’s age on the date their deceased spouse would have reached 60, or their current age if their spouse would have already been older than age 60.

(d)	Annual Pay Increases:

Five and one-half percent (5.50%) per year.

(e)	Employee Turnover:

5% per year before age 55, 0% afterward.

(f)	Social Security Increases:

Social security benefits are assumed to increase 3.00% per year. National Average Wages are assumed to increase 4.00% per year.

(g)	IRC Limits:

The Code Section 415 and Section 401(a)(17) limits are assumed to increase 3.00% per year.

(h)	Defined Benefit Plan Offset:

Greater of 1.5% career average benefit and the annuity equivalent of the projected Cash Balance account assuming an annual earnings rate of 6.25% and Cash Balance contributions of 3% of pay. Cash Balance accounts are converted to an annuity using 6.00% interest and the Code Section 417(e) mortality table

(i)	Defined Contribution Plan Offset:

Annuity equivalent of projected account balance assuming an annual earnings rate of 8.0%; Profit Sharing Plan contributions of 8.0% of pay; annual 401(k) contributions of $1000 (no inflation); and assuming no further PAYSOP contributions are made. Accounts are converted to an annuity using 5.25% interest and the Code Section 417(e) mortality table.

(j)	Nonqualified Defined Contribution Plan Offset

Annuity equivalent of projected account balance assuming an annual earnings rate of 6.75% and Cash Balance Restoration, Value Sharing Restoration and Value Sharing CODA contributions based on rates defined in 4.3(h) and 4.3(i), respectively. Accounts are converted to an annuity using 5.25% interest and the Code Section 417(e) mortality table.

(k)	Actuarial Cost Method:

The Entry Age Normal Cost Method will be used. The unfunded actuarial liability as of each July 1 will be amortized over ten years.